UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): April 28, 2005

ELECTRIC CITY CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	000-2791	36-4197337

(State or other jurisdiction of incorporation or organization	(Commission File #)	(IRS Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)

(847) 437-1666
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 29, 2005, by and among Electric City Corp., (“Electric City” or the “Company”) MPG Acquisition Corporation, a wholly-owned subsidiary of Electric City (“Merger Subsidiary”), and Maximum Performance Group, Inc. (“MPG”), on May 3, 2005, Electric City acquired MPG pursuant to the merger of MPG with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Maximum Performance Group, Inc.

The merger consideration consisted of approximately $1,644,000 in cash, approximately 2,520,000 shares of Electric City common stock and approximately 2,510,000 additional shares which have been placed in escrow. If MPG’s revenues during the two years following the merger exceed an aggregate of $5,500,000 the escrow shares will be released to the former stockholders of MPG at the rate of 202 shares for every $1,000 of revenue in excess of such amount. The escrow shares are also available to satisfy any indemnification claims which the Company may have under the Merger Agreement. As a part of the transaction the former stockholders of MPG entered into a stock trading agreement with the Company which restricts their ability to sell shares of the Company’s common stock under certain circumstances. As a result of the merger, Merger Subsidiary became responsible for the liabilities of MPG, including approximately $246,000 in payments owed to shareholders and affiliates and approximately $45,000 of bank debt and capitalized lease obligations. The acquisition will be recorded using the purchase method of accounting.

The common stock issued in the merger was exempt from registration under the Securities Act of 1933 pursuant to Regulation D thereunder. Electric City has agreed to register such shares for resale by the former stockholders of MPG.

The description of the Merger Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the Merger Agreement which is attached as Exhibit 10.2 to this report and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

On April 28, 2005 Electric City issued to five (5) institutional investors, for an aggregate purchase price of $5,625,000, 6,250,000 shares of the Company’s common stock and 42 month warrants to purchase 3,125,000 additional shares of common stock at $1.05 per share. Warrants to purchase 2,100,000 shares of common stock are immediately exercisable and the remaining warrants become exercisable six months after closing. A portion of the proceeds from the issuance were used to pay the cash portion of the MPG merger consideration, and the balance will be used for general working capital purposes.

The common stock issued to the investors and the shares issuable upon exercise of the warrants are exempt from registration under the Securities Act of 1933 pursuant to Regulation D thereunder. The Company has agreed to register such shares for resale by the investors.

Delano Group Securities LLC, Bristol Capital Ltd., Capstone Investments and Mr. David Valentine acted as advisors on the transactions. The Company paid Delano Group Securities LLC $98,426 and 175,485 shares of common stock at closing and will pay up to 125,485 additional shares of common stock as the MPG shares held in escrow are released. The Company also paid Bristol Capital Ltd. $105,000, Capstone Investments $15,000 and Mr. Valentine 50,000 shares of common stock for their services. Delano Group Securities LLC is owned by Mr. David Asplund. Mr. Asplund and Mr. Valentine both serve as directors of Electric City.

The description of the Securities Purchase Agreement and transactions contemplated thereby and of the warrants is not intended to be complete and is qualified in its entirety by the complete text of the Securities Purchase Agreement, the form of Warrants and the Stock Trading Agreement which are attached as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this report and are incorporated herein by reference.

Item 5.02 Appointment of Principal Officer.

In connection with the acquisition of MPG described in Item 2.01, the Company appointed Leonard Pisano as the Company’s chief operating officer, and Maximum Performance Group, Inc., entered into an employment agreement with Mr. Pisano under which he will be employed for three years as its President.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired.

Financial statements of MPG, which are required to be filed pursuant to Item 9.01(a)(4), shall be filed by an amendment to this Current Report on Form 8-K, as soon as practicable, but in no event later than 71 calendar days after the date on which this report is required to be filed.

(b)	Pro forma financial statements, which are required to be filed pursuant to Item 9.01(b)(2), shall be filed by an amendment to this Current Report on Form 8-K, as soon as practicable, but in no event later than 71 calendar days after the date on which this report is required to be filed.

(c)	Exhibits

4.1	Form of Warrant, With Vesting Period

4.2	Form of Warrant, Without Vesting Period

4.3	Stock Trading Agreement

10.1	Securities Purchase Agreement dated April 28, 2005

10.2	Agreement and Plan of Merger dated as of April 29, 2005

99.1	Press Release dated May 3, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELECTRIC CITY CORP.
Dated: May 4, 2005	By:	/s/ Jeffrey R. Mistarz
Jeffrey R. Mistarz Chief Financial Officer & Treasurer (principal financial and accounting officer)

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Form of Warrant, With Vesting Period

4.2	Form of Warrant, Without Vesting Period

4.3	Stock Trading Agreement

10.1	Securities Purchase Agreement dated April 28, 2005

10.2	Agreement and Plan of Merger dated as of April 29, 2005

99.1	Press Release dated May 3, 2005